Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-184966 and 333-137707 on Form S-8 of our report dated March 10, 2014, relating to the 2013 consolidated financial statements of Pendrell Corporation and subsidiaries appearing in this Annual Report on Form 10-K of Pendrell Corporation and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 4, 2016